Exhibit 14.5

Global Sources Ltd 22nd Floor Vita Tower 29 Wong Chuk Hang Road Aberdeen Hong Kong	Freddie Ling E: fling@savills.com.hk DL: (852) 2842 4297 F: (852) 2530 0756 23/F Two Exchange Square Central, Hong Kong EA LICENCE: C-023750 T: (852) 2801 6100 savills.com

22 February 2017
Our Ref:          GV/2017/VPS/0058/FL/JT/CK/PM/al
HK/2017/VPS/15443/CC/AL/JC/fc

Dear Sirs

RE:	1)	UNITS 21-28 ON 26TH FLOOR OF PACIFIC LINK TOWER, UNITS 12-20 ON 26TH FLOOR OF TOWER B AND CAR PARKING SPACES NOS. P109, P110 AND P126 ON 1ST FLOOR, SOUTHMARK, 11 YIP HING STREET, WONG CHUK HANG, HONG KONG
2)	21ST, 22ND AND 23RD FLOORS, VITA TOWER, 29 WONG CHUK HANG ROAD, WONG CHUK HANG, HONG KONG
3)	THE WHOLE OF 33RD, 34TH, 35TH AND 36TH FLOORS OF INTERNATIONAL CHAMBER OF COMMERCE TOWER, INTERSECTION OF FUHUA THIRD ROAD AND YITIAN ROAD, FUTIAN DISTRICT, SHENZHEN, THE PEOPLE’S REPUBLIC OF CHINA
4)	THE WHOLE OF 48TH and 49TH FLOORS OF INTERNATIONAL CHAMBER OF COMMERCE TOWER, INTERSECTION OF FUHUA THIRD ROAD AND YITIAN ROAD, FUTIAN DISTRICT, SHENZHEN, THE PEOPLE’S REPUBLIC OF CHINA
5)
THE WHOLE OF 25TH TO 28TH FLOORS (ACTUAL FLOOR: 21ST TO 24TH FLOORS) AND CAR PARKING SPACES NOS. B2-9, B2-10, B2-11, B2-12 AND B2-15, CITY POINT, NO. 666 WEST HUAIHAI ROAD, SHANGHAI, THE PEOPLE’S REPUBLIC OF CHINA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-104426, 333-59058, 333-138474 and 333-202510), Form F-3/A (No. 333-204083) of Global Sources Ltd. of our valuation of properties as at 31 December 2016 and our name which appears in the Global Sources Ltd’s Annual Report on Form 20-F filed with the Securities and Exchange Commission for the year ended 31 December 2016.

Yours faithfully
For and on behalf of
Savills Valuation and Professional Services Limited

Freddie Ling
MRICS MHKIS RPS(GP)
Senior Director